Exhibit 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Separation Agreement”) is entered into by and between Abercrombie & Fitch Management Co., a Delaware corporation (the “Company”), and Robert Bostrom (the “Executive”) on the execution date by Executive below.

WITNESSETH

WHEREAS, Employee is currently employed by the Company as Senior Vice President, General Counsel, and Corporate Secretary;

WHEREAS, the Company and Executive previously entered into an agreement with an effective date of May 10, 2017 (the “Severance Agreement”) (attached hereto as Exhibit A and incorporated herein);

WHEREAS, the Company and Executive mutually agree that Executive’s employment will terminate; and

WHEREAS, in conjunction with this separation of employment, the Company and Executive desire to enter into an agreement setting forth the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Company and Executive hereby agree as follows:

1.      Termination of Employment.   Pursuant to this Separation Agreement, the effective date of Executive’s separation of employment will be March 31, 2019 or such earlier date after December 31, 2018 as Executive elects by written notice to the Company, in his discretion (the “Separation Date”). Executive will be removed from the Company’s payroll and his employment relationship with the Company will be terminated for all purposes on the Separation Date.

2.      Transition and Consulting Services.   Executive agrees that he will fully cooperate with the Company in effecting an orderly transition of his duties and in ensuring that the business of the Company is conducted in a professional, positive and competent manner through the Separation Date. For the period through September 30, 2018 (the “Transition Period”), Executive will remain a full-time, active employee, working on-site in his current role and title of Senior Vice President, General Counsel, and Corporate Secretary. During the Transition Period, the Company will continue to compensate Executive at 100% of his current base salary, at the annualized rate of $620,000. For the period beginning on October 1, 2018 and ending on the Separation Date (the “Consulting Period”), Executive will remain employed, with a change in role to an advisor to the Company in the title of Senior Vice President and Special Counsel. During the Consulting Period, Executive agrees to: (a) continue to support the orderly transition of his duties and (b) be available for on-demand consulting and projects as requested, on a part-time basis. Executive’s services during the Consulting Period may be rendered from any location as determined by Executive, and if the Company requests that he travel in connection with such services (including travel to any of the Company’s offices), the Company will reimburse Executive for his approved reasonable travel expenses. For the duration of the Consulting Period, the Company will compensate Executive at 50% of his current base salary, i.e., an annualized rate of $310,000. Executive acknowledges and agrees that, should he accept and begin other employment before the Transition Period and/or the Consulting Period end, his employment with the Company will end as of that date. For the avoidance of doubt, except as otherwise provided in Section 7(a) below, during the Transition Period and the Consulting Period, (i) Executive will continue to participate in (and his current eligible dependents will remain as eligible dependents in) the Company’s medical and dental employee benefit plans, and (ii) Executive’s Restricted Stock Unit Awards (pursuant to their respective Restricted Stock Unit Award Agreements dated March 24, 2015; March 22, 2016 (includes two separate awards so dated); March 21, 2017; and March 27, 2018), Performance Share Awards (pursuant to their respective Performance Share Award Agreements dated March 22, 2016 and March 21, 2017), and Stock Appreciation Rights Award dated March 24, 2015 (collectively, the “Equity Grant Agreements”) will continue to vest in accordance with the terms of the respective equity grant agreements under which they were granted and with the terms of either the Amended and Restated Abercrombie & Fitch Co. 2007 Long-Term Incentive Plan (for equity grants awarded prior to 2017) or the Abercrombie & Fitch Co. 2016 Long-Term Incentive Plan for Associates (for equity grants awarded in 2017 or later) (collectively, the “Long-Term Incentive Plans”). For the further avoidance of doubt, Executive’s Performance Share Awards dated March 22, 2016 and March 21, 2017, respectively, shall each vest, pursuant to the terms of the respective award agreements under which they were granted, on a pro-rata basis based on continued employment through the Separation Date, and subject to actual Abercrombie & Fitch Co. performance through the end of the applicable three-year performance period, with such awards, to the extent earned, to be payable as vested Abercrombie & Fitch Co. shares (subject to applicable tax withholdings) at the normal time for payment under the awards’ terms, defined as being not later than 60 days after the close of the applicable three-year performance period (or the date of filing of Form 10-K for the third fiscal year of such three-year performance period, if sooner). For the avoidance of doubt, all of the Stock Appreciation Rights held by Executive, to the extent vested on or before the Separation Date, shall remain exercisable for three months after the Separation Date.

3.      Resignation of Other Positions and Offices.   Other than as provided in Section 2 above, Executive agrees to resign from all other positions and offices, if any, that he holds with the Company or any entity that is a subsidiary of, or is otherwise related to or affiliated with, the Company, effective as of September 30, 2018.

4.      Accrued Compensation.   The Company agrees to pay Executive the Accrued Compensation payments outlined in Section 2(a) of the Severance Agreement.

5.      Additional Severance Benefits.   In exchange for Executive’s commitments as outlined in this Separation Agreement and the Release (as referenced and defined in Section 6(a) below), the Company agrees to pay Executive (a) the amounts outlined in Section 2(a)(1) and Section 2(a)(3) of the Severance Agreement, and (b) in lieu of the provisions of Section 2(a)(2) of the Severance Agreement, the full, non-pro-rated 2018 annual incentive bonus based on (and subject to) actual fiscal 2018 Company business performance (at the same business-performance level determined for other senior executive officers for the year), and based on Executive’s Target Bonus (as defined in the Severance Agreement), to be paid (if paid) on the later of (x) when other incentive compensation payouts are made in March 2019, or (y) as soon as practicable after the seventh (7th) day following Executive’s execution of the release as provided in Section 6(a) below (subject to Executive not having revoked such release within the seven (7) days following such execution). For avoidance of doubt, as provided in the Severance Agreement, the Salary Continuation payments under Section 2(a)(1) of the Severance Agreement will be based on a base salary of $620,000 per annum and will begin following the Separation Date and continue for eighteen (18) months thereafter; and Section 2(f) of the Severance Agreement (providing for no mitigation requirement or offset) will survive termination of Executive’s employment and apply to such payments.

6.      Conditions of Severance Agreement Section 2(a)(1)-(3) Payments. Notwithstanding anything herein to the contrary, the Company shall not be obligated to make any payment under Section 5 hereof unless the following conditions specified in Section 6(a) and Section 6(b) are satisfied:

(a)      Release.   (i) Prior to the twenty-first (21st) day following the Separation Date, Executive executes a release of all current and future claims, known or unknown, arising on or before the date of the release against the Company and all other individuals and entities specified therein, in the form attached hereto as Exhibit B (the “Release”); and (ii) any applicable revocation period has expired without Executive revoking such Release; and

(b)      Satisfactory Performance. Such payments are subject to reasonably satisfactory performance of responsibilities throughout the Transition Period and the Consulting Period; provided that, in the event of unsatisfactory performance by Executive during such periods, Executive shall be given prompt written notice detailing such unsatisfactory performance and an opportunity to cure. If the unsatisfactory performance is cured within thirty (30) days after such written notice, all such payments shall continue to be made to Executive.

7.      Other Compensation and Benefits.   Except as specially set forth herein, Executive is due no other compensation or benefits. Notwithstanding any other plan or agreement, Executive agrees that as of the date of entering into this Agreement, Executive is no longer entitled to (a) any benefits on account of a termination in connection with a change-in-control of the Company (e.g., increased severance or vesting acceleration of equity awards) or (b) any future equity grants.

8.      Employment Reference.   For purposes of inquiries from prospective employers, the Company agrees to provide neutral employment information such as Executive’s dates of employment, job title(s) and salary. All inquiries from prospective employers shall be directed to John Gabrielli, SVP & Chief Human Resources Officer.

9.      Affirmation of Executive Covenants.   In executing this Separation Agreement and as a condition to the Company’s performance of its obligations herein, Executive hereby reaffirms his Executive Covenants as set forth in Section 6 of the Severance Agreement (Exhibit A). Further, Executive acknowledges and expressly agrees that the Company shall have the unilateral right to immediately discontinue payment of any amounts under Section 5 of this Separation Agreement in the event that Executive materially breaches any of his post-employment obligations under Section 6 of the Severance Agreement. In addition, the U.S. Defend Trade Secrets Act of 2016 (the “DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.

10.      Return of Company Property.   Executive agrees that, within 7 days after the Separation Date, he will return to the Company all property of the Company in his possession including, without limitation, all computers, records, paper and electronic files, documents, software programs, and copies thereof, pertaining to the business of the Company, which records, files, documents and programs may constitute trade secrets and proprietary information belonging solely to the Company. Executive may not retain copies of any such records, files, documents or programs, and hereby relinquishes and assigns to the Company any and all rights, if any, that he may have in any such records, files, documents or programs.

11.      Nondisclosure of Confidential, Attorney-Client, Attorney Work Product Information. Executive agrees that he will not disclose any communications that are protected under the attorney-client privilege, the work product doctrine, or any other privilege at common law.    Further, Executive acknowledges and expressly agrees that the Company shall have the unilateral right to immediately withhold or discontinue any payments under Section 5 of this Separation Agreement in the event that Executive materially breaches this provision.

12.      Indemnification.   To the maximum extent permitted by law and the Company’s by-laws, Section 5 of the Severance Agreement (relating to indemnification and directors’ and officers’ insurance) shall remain in full force and effect, shall apply through the Transition Period and the Consulting Period, and shall survive termination of Executive’s employment and termination of the Severance Agreement. The Director and Officer Indemnification Agreement between Executive and Abercrombie & Fitch Co. dated October 20, 2014 (executed by Abercrombie & Fitch Co. on November 7, 2014) (attached hereto as Exhibit C) shall remain in full force and effect to the maximum extent permitted by its terms.

13.      Communication Plan.    Promptly following execution of this Separation Agreement, the Company shall consult with the Executive in developing a communication plan relating to his separation from employment. Executive agrees that he will not disclose his separation from employment with the Company to any employee of the Company or any third party (other than his attorneys, accountants or immediate family members) until the Company publicly discloses such separation according to such communication plan.

14.      CLE Participation.   During the Transition Period and the Consulting Period, Executive may continue to participate as a speaker in continuing legal education and similar events (the “Speaking Engagements”) on a basis consistent with his prior participation during his employment with the Company, subject to Company approval for each such Speaking Engagement. At each such Speaking Engagement, once approved, Executive will indicate that he is not speaking on behalf of the Company and that the views expressed are his own.

15.      Future Cooperation.   Following the Separation Date and thereafter, Executive agrees that he shall, without any additional compensation, respond to reasonable requests for information from the Company regarding matters that may arise in the Company’s business. Executive agrees that he will respond to any such requests from the Company promptly. Executive further agrees to fully and completely cooperate with the Company, its advisors and its legal counsel with respect to any litigation that is pending against the Company and any claim or action that may be filed against the Company in the future. Such cooperation shall include making himself available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing advice to the Company in preparing defenses to any pending or potential future claims against the Company. The Company agrees to reimburse Executive for any approved travel expenses incurred as a result of his cooperation with the Company. With respect to consideration of the reasonableness of Executive’s promptness and availability in fulfilling Company requests under this Section 15, Executive’s other professional obligations shall be taken into account.

16.      Taxes. The Company may withhold from any amounts payable under this Separation Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Separation Agreement, the Company shall not be obligated to guarantee any particular tax result for Executive with respect to any payment provided to Executive hereunder, and Executive shall be responsible for any taxes imposed on Executive with respect to any such payment. The provisions of Section 4 of the Severance Agreement (relating to Section 409A of the Internal Revenue Code) are incorporated herein by reference.

17.      Reemployment or Future Association. Executive hereby agrees that he shall not seek reinstatement or apply for future employment with the Company or any of its affiliates and subsidiaries; and should Executive apply for reinstatement or re-employment in violation of this Section 17, neither the Company nor any of its affiliates and subsidiaries shall incur any liability by virtue of its or their refusal to hire him or consider him for employment.

18.      Governing Law.   This Separation Agreement shall in all respects be interpreted, construed and governed by and in accordance with the internal substantive laws of the State of Ohio.

19.      Severability.   Should any provision of this Separation Agreement be declared or be determined by any court to be invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said invalid part, term or provision shall be deemed not to be part of this Separation Agreement. The waiver of a breach of any of the provisions of this Separation Agreement shall not operate or be construed as a waiver of any other provision of this Separation Agreement or a waiver of any subsequent breach of the same provision. Notwithstanding the foregoing, if the Release is invalidated, this Separation Agreement is nullified in its entirety and the Company shall have no obligations under this Separation Agreement.

20.      Voluntary Execution.  Executive acknowledges that he is executing this Separation Agreement voluntarily and of his own free will and that he fully understands and intends to be bound by the terms of this Separation Agreement. Further, Executive acknowledges that he has received a copy of this Separation Agreement on July 25, 2018 and has had an opportunity to carefully review this Separation Agreement with his attorney prior to executing it or warrants that he chooses not to have his attorneys review this Separation Agreement prior to signing. Executive will be responsible for any attorneys’ fees incurred in connection with the review of this Separation Agreement by his attorneys. This Separation Agreement may be executed in counterparts and by signatures transmitted by fax or email.

21.      Entire Agreement.   This Separation Agreement, the Severance Agreement (Exhibit A), the Release (Exhibit B), the Director and Officer Indemnification Agreement between Executive and Abercrombie & Fitch Co. dated October 20, 2014 (executed by Abercrombie & Fitch Co. on November 7, 2014) (Exhibit C), the Equity Grant Agreements, and the Long-Term Incentive Plans constitute the entire agreement between the Company and Executive with respect to the subject matter of this Separation Agreement, and there are no other written or oral agreements, understandings or arrangements except as set forth herein. Any amendments, additions or other modifications to this Separation Agreement must be done in writing, signed by both parties, and subject to approval of the Company’s Board in order to be binding.

22.      Successors and Assigns.   This Separation Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Executive hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder.

IN WITNESS WHEREOF, Executive and a duly authorized representative of the Company hereby certify that they have read this Separation Agreement in its entirety and voluntarily executed it as of the date set forth under their respective signatures.

[SIGNATURES ON FOLLOWING PAGE]

ABERCROMBIE & FITCH MANAGEMENT CO.		ROBERT BOSTROM

By:	/s/ Fran Horowitz	/s/ Robert Bostrom
	Fran Horowitz	Executive Signature
Chief Executive Officer

7/25/18		7/25/18
Date of Company’s Signature		Date of Executive’s Signature

AGREED AND ACCEPTED

ABERCROMBIE & FITCH CO.

By:	/s/ Fran Horowitz
Fran Horowitz
Chief Executive Officer

                    7/25/18

Date of Abercrombie & Fitch Co. Signature

EXHIBIT A

SEVERANCE AGREEMENT

AGREEMENT

This AGREEMENT (this “Agreement”), is entered into between Abercrombie & Fitch Management Co., a Delaware corporation (the “Company”), and Robert Bostrom (the “Executive”) as of the execution date by the Company below (the “Effective Date”).

WHEREAS, the Company and the Executive entered into an Agreement dated as of July 7, 2015 (the “Prior Agreement”) that sets forth the terms under which the Executive may be entitled to severance benefits upon the occurrence of certain events;

WHEREAS, the Company and the Executive desire to enter into this Agreement to alter and supersede the terms of the Prior Agreement, as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and the Executive hereby agree as follows:

1.	Term of Agreement; Termination of Employment

(a)        Term. The term of this Agreement shall be from the Effective Date and for a period of two years thereafter (the “Original Term”); provided, that, this Agreement shall be automatically extended, subject to earlier termination as provided herein, for successive additional one year periods (each, an “Additional Term”), on the second anniversary of the Effective Date and each subsequent anniversary thereof unless, at least 90 days before the date on which an Additional Term otherwise would automatically begin, the Company or the Executive notifies the other in writing that the Term (as defined below) shall not be extended by any Additional Terms thereafter. Notwithstanding the foregoing, if a Change of Control (as defined below) occurs during the Original Term or an Additional Term, the term of this Agreement shall extend until the later of the Original Term or an Additional Term or the 18-month anniversary of such Change of Control (such extension, together with the Original Term or any Additional Terms, the “Term”).

(b)        At-Will Nature of Employment. The Executive acknowledges and agrees that the Executive’s employment with the Company is and shall remain “at-will” and the Executive’s employment with the Company may be terminated at any time and for any reason (or no reason) by the Company, with or without notice, or the Executive, subject to the terms of this Agreement. During the period of the Executive’s employment with the Company, the Executive shall perform such duties and fulfill such responsibilities as reasonably requested by the Company from time to time commensurate with the Executive’s position with the Company.

(c)        Termination of Employment by the Company. During the Term, the Company may terminate the Executive’s employment at any time with or without Cause (as defined below) pursuant to the Notice of Termination provision below.

(d)        Termination of Employment by the Executive. During the Term, the Executive may terminate employment with the Company with or without Good Reason (as defined below) by delivering to the Company, not less than thirty (30) days prior to the Termination Date, a written notice of termination; provided, that, if such termination of employment is by the Executive with Good Reason, such notice shall state in reasonable detail the facts and circumstances that constitute Good Reason. This provision does not change the at-will nature of Executive’s employment, and the Company may end Executive’s employment, pursuant to Executive’s notice, prior to the expiration of the thirty (30) days’ notice.

(e)        Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive shall be communicated by a written Notice of Termination addressed to the Executive or the Company, as applicable. A “Notice of Termination” shall mean a notice stating that the Executive’s employment with the Company has been or will be terminated and the specific provisions of this Section 1 under which such termination is being effected.

(f)         Termination Date. Subject to Section 4(a) hereof, “Termination Date” as used in this Agreement shall mean in the case of the Executive’s death or Disability (as defined below), the date of death or Disability, or in all other cases of termination by the Company or the Executive, the date specified in writing by the Company or the Executive as the Termination Date in accordance with Section 1(e).

2.	Compensation Upon Certain Terminations by the Company.

(a)        Termination Without Cause or for Good Reason. If the Executive’s employment is terminated during the Term (i) by the Company without Cause (other than as a result of the Executive’s death or Disability), or (ii) by the Executive for Good Reason, in each case, other than during the COC Protection Period (as defined below), the Company shall (A) pay to the Executive any portion of Executive’s accrued but unpaid base salary earned through the Termination Date; (B) pay to the Executive any annual bonus that was earned by the Executive for the fiscal year immediately preceding the fiscal year in which the Termination Date occurs, to the extent not already paid; (C) reimburse the Executive for any and all amounts advanced in connection with Executive’s employment with the Company for reasonable and necessary expenses incurred by Executive through the Termination Date in accordance with the Company’s policies and procedures on reimbursement of expenses; (D) pay to the Executive any earned vacation pay not theretofore used or paid in accordance with the Company’s policy for payment of earned and unused vacation time; and (E) provide to the Executive all other accrued but unpaid payments and benefits to which Executive may be entitled under the terms of any applicable compensation arrangement or benefit plan or program of the Company (excluding any severance plan or policy of the Company) (collectively, the “Accrued Compensation”). In addition, provided that the Executive executes a release of claims in a form acceptable to the Company (a “Release”), returns such Release to the Company by no later than 45 days following the Termination Date (the “Release Deadline”) and does not revoke such Release prior to the expiration of the applicable revocation period (the date on which such Release becomes effective, the “Release Effective Date”), then subject to the further provisions of Sections 3, 4, and 6 below, the Company shall have the following obligations with respect to the Executive (or the Executive’s estate, if applicable), subject to applicable taxes and withholdings:

(1)	The Company will continue to pay the Executive’s Base Salary (as defined below) during the period beginning on the Executive’s Termination Date and continuing for eighteen months thereafter (“Salary Continuation”). This Salary Continuation payment shall be paid in bi-weekly installments, consistent with the Company’s payroll practices. Subject to Sections 4(c) and 4(d) hereof, the first such payment shall be made on the first payroll date following the Release Effective Date, such payment to include all payments that would have otherwise been payable between the Termination Date and the date of such payment.

(2)	The Company will pay to the Executive, at such time as those executives who are actively employed with the Company would receive payments under the Company’s short-term cash bonus plan in which the Executive was eligible to participate immediately prior to the Termination Date (but in no event later than the 15th day of the third month of the fiscal year following the fiscal year in which the Termination Date occurred), a pro-rated amount of the Executive’s bonus under such plan, based on the actual performance during the applicable period, determined in accordance with the terms of the Plan and subject to the approval of the Compensation and Organization Committee of the Board of Directors. The pro-rated amount shall be calculated using a fraction where the numerator is the number of days from the beginning of the applicable bonus period through the Termination Date and the denominator is the total number of days in the applicable bonus period.

(3)

Subject to the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), during the period in which Salary Continuation is in effect, the Company shall reimburse the Executive for 100% of the monthly premium costs of COBRA coverage, less applicable withholding taxes on such reimbursement; provided, however, that the Company’s obligation to provide such benefits shall cease upon the earlier of (i) the Executive’s becoming eligible for such benefits as the result of employment with another employer and (ii) the expiration of the Executive’s right to continue such medical and dental benefits under applicable law (such as COBRA); provided, further, that notwithstanding the foregoing, the Company shall not be obligated to provide the continuation coverage contemplated by this Section 2(a)(3) if it would result in the imposition of excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable).

For the avoidance of doubt, the payments and obligations set forth in this Section 2(a) shall be in lieu of any payments due to the Executive under the Prior Agreement.

(b)        Termination for Cause, without Good Reason, or Death. If the Executive’s employment is terminated during the Term by the Company for Cause, by the Executive without Good Reason or by reason of the Executive’s death, the Company shall provide the Executive (or the Executive’s estate, if applicable) with only the Accrued Compensation.

(c)        Termination due to Disability. If the Executive’s employment is terminated by the Company by reason of the Executive’s Disability, the Company shall have the following obligations with respect to the Executive (or the Executive’s estate, if applicable): (i) the Company shall provide the Executive with the Accrued Compensation; and (ii) the Executive shall be entitled to receive any disability benefits available under the Company’s Long-Term Disability Plan (if any). For purposes of this Agreement, “Disability” means a physical or mental infirmity which impairs the Executive’s ability to substantially perform the Executive’s duties with the Company or its subsidiaries for a period of at least six (6) months in any twelve (12)-month calendar period as determined in accordance with the Company’s long-term disability plan or, in the absence of such plan, as determined by the Company’s Board of Directors (the “Board”).

(d)        Change of Control. If the Executive’s employment is terminated during the Term (i) by the Company other than for Cause, or due to the Executive’s death or Disability or (ii) by the Executive for Good Reason, in each case, during the three months prior to, and the eighteen months following, a Change of Control (such period, the “COC Protection Period”), then the Company shall provide the Executive with the Accrued Compensation and, subject to the Executive executing a Release, returning such Release to the Company by no later than the Release Deadline, and not revoking such Release prior to the expiration of the applicable revocation period, and subject to the further provisions of Sections 2(j), 3, 4 and 6 below, and in lieu of any payments due to the Executive in the Prior Agreement, the Company shall have the following obligations with respect to the Executive (or the Executive’s estate, if applicable), subject to applicable taxes and withholdings:

(1)

The Company will pay the Executive an amount equal to eighteen months of the Executive’s Base Salary in effect on the Termination Date. Subject to Sections 4(c) and 4(d) hereof, such amount shall be payable in a lump sum on the sixtieth (60th) day following the Termination Date, except to the extent that such amount becomes payable on account of a termination that occurs other than during the twelve month period following a Change of Control. To that extent, the amount shall be paid at the time described in Section

2(a)(1) to the extent necessary to avoid the imposition of tax penalties under Section 409A of the Code.

(2)	The Company will pay Executive an amount equal to 1.5 times the Executive’s Target Bonus. Subject to Sections 4(c) and 4(d) hereof, such amount shall be payable in a lump sum on the sixtieth (60th) day following the Termination Date.

(3)	Subject to the Executive’s timely election of continuation coverage under COBRA for a period of eighteen months following the Termination Date, the Company shall reimburse the Executive for 100% of the monthly premium costs of COBRA coverage, less applicable withholding taxes on such reimbursement; provided, however, that the Company’s obligation to provide such benefits shall cease upon the earlier of (i) the Executive’s becoming eligible for such benefits as the result of employment with another employer and (ii) the expiration of the Executive’s right to continue such medical and dental benefits under applicable law (such as COBRA); provided, further, that notwithstanding the foregoing, the Company shall not be obligated to provide the continuation coverage contemplated by this Section 2(d)(3) if it would result in the imposition of excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable).

For the avoidance of doubt, the payments and obligations set forth in this Section 2(d) shall be in lieu of any payments due to the Executive under the Prior Agreement.

(e)        Definitions.

(1)	Base Salary. For the purpose of this Agreement, “Base Salary” shall mean the Executive’s annual rate of base salary as in effect on the applicable date; provided, however, that if the Executive’s employment with the Company is being terminated by the Executive for Good Reason as a result of a reduction in the Executive’s Base Salary, then “Base Salary” shall, for purposes of the definition of “Good Reason” and Section 3 of this Agreement, constitute the Executive’s Base Salary as in effect prior to such reduction.

(2)

Cause. For purposes of this Agreement, “Cause” shall mean: (i) the Executive’s conviction of, or entrance of a plea of guilty or nolo contendere to, a felony under federal or state law; (ii) fraudulent conduct by the Executive in connection with the business affairs of the Company; (iii) the Executive’s willful refusal to materially perform the Executive’s duties hereunder; (iv) the Executive’s wiilful misconduct which has, or would have if generally known, a materially adverse effect on the business or reputation of the company; or (v) the Executive’s material breach of a covenant, representation, warranty or obligation of the Executive to the Company. With respect to the circumstances in subsections (iii), (iv), and (v), above, such circumstances will only constitute “Cause” once the Company has provided the Executive written notice and the Executive has failed to cure such issue within 30 days. No act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.

(3)	Change of Control. For purposes of this Agreement, “Change of Control” shall have the same meaning as such term is defined in the Company’s 2016 Long-Term Incentive Plan for Associates; provided, however, that for purposes of this Agreement, such definition shall only apply to the extent that the event that constitutes such a “Change of Control” also constitutes a “change in ownership or control” as such term is defined in Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance issued thereunder (“Section 409A of the Code”).

(4)	Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s written consent: (i) a reduction in the Executive’s Base Salary or Target Bonus as in effect from time to time; (ii) a material reduction (including as a result of any co-sharing of responsibilities arrangement) of the Executive’s authority, responsibilities, or duties, (iii) a requirement that the Executive be based at a location in excess of 50 miles from the location of its principal executive office as of the date of this Agreement; (iv) the Company fails to obtain the written assumption of its obligations to the Executive under this Agreement by a successor no later than the consummation of a Change of Control; (v) a material breach by the Company of its obligations to the Executive under this Agreement; or (vi) in anticipation or contemplation of or following a Change of Control, as defined above, a material adverse change in the Executive’s reporting structure; which in each of the circumstances described above, is not remedied by the Company within 30 days of receipt of written notice by the Executive to the Company; so long as the Executive provides such written notice to the Company no later than 90 days following the first date the event giving rise to a claim of Good Reason exists;

(5)	Target Bonus. “Target Bonus” shall mean the percentage of the Executive’s Base Salary equal to the Executive’s short-term cash bonus opportunity under the terms of the applicable short-term cash bonus program in which the Executive is entitled to participate in respect of the fiscal year of the Company in which the Termination Date occurs (if any); provided, however, that if the Executive’s employment with the Company is terminated by the Executive for Good Reason as a result of a reduction in the Executive’s Target Bonus, then “Target Bonus” shall mean the Executive’s Target Bonus as in effect immediately prior to such reduction.

(f)         Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 2 by seeking other employment or otherwise and no such payment or benefit shall be eliminated, offset or reduced by the amount of any compensation provided to the Executive in any subsequent employment, except as provided in Section 2(a)(3) or Section 2(d)(3).

(g)        Resignation from Office. The Executive’s termination of employment with the Company for any reason shall be deemed to automatically remove the Executive, without further action, from any and all offices held by the Executive with the Company or its affiliates. The Executive shall execute such additional documents as requested by the Company from time to time to evidence the foregoing.

(h)        Exclusivity. This Agreement is intended to provide severance payments and/or benefits only under the circumstances expressly enumerated under Section 2 hereof. Unless otherwise determined by the Company in its sole discretion, in the event of a termination of the Executive’s employment with the Company for any reason (or no reason) or at any time other than as expressly contemplated by Section 2 hereof, the Executive shall not be entitled to receive any severance payments and/or benefits or other further compensation from the Company hereunder whatsoever, except for the Accrued Compensation and any other rights or benefits to which the Executive is otherwise entitled pursuant to the requirements of applicable law. Except as otherwise expressly provided in this Section 2, all of the Executive’s rights to salary, bonuses, fringe benefits and other compensation hereunder (if any) which accrue or become payable after the Termination Date will cease upon the Termination Date.

(i)         Set-Off. The Executive agrees that, to the extent permitted by applicable law, the Company may deduct from and set-off against any amounts otherwise payable to the Executive under this Agreement such amounts as may be owed by the Executive to the Company. The Executive shall remain liable for any part of the Executive’s payment obligation not satisfied through such deduction and setoff.

(j)         Exclusive Remedies. The Executive agrees and acknowledges that the payments and benefits set forth in this Section 2 shall be the only payments and benefits to which the Executive is entitled from the Company in connection with the termination of the Executive’s employment with the Company, and that neither the

Company nor its subsidiaries shall have any liability to the Executive or the Executive’s estate, whether under this Agreement, the Prior Agreement or otherwise, in connection with the termination of the Executive’s employment.

3.        Limitations on Certain Payments. Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement or otherwise would be an “excess parachute payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits identified in the second to last sentence of this Section 3 to be paid or provided will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an excess parachute payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided to the Executive, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes). Whether requested by the Executive or the Company, the determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence will be made at the expense of the Company by a certified accounting firm that is independent from the Company. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 3, the Company will reduce the Executive’s payments and/or benefits, to the extent required, in the following order: (a) the payments due under Section 2(d)(3) (beginning with the payment farthest out in time that would otherwise be paid); (b) the payments due under Section 2(d)(1) (beginning with the payment farthest out in time that would otherwise be paid); (c) the payment due under Section 2(d)(2). The assessment of whether or not such payments or benefits constitute or would include excess parachute payments shall take into account a reasonable compensation analysis of the value of services provided or to be provided by the Executive, including any agreement by the Executive (if applicable) to refrain from performing services pursuant to a covenant not to compete or similar covenant applicable to you that may then be in effect.

4.	Section 409A of the Code; Withholding.

(a)	This Agreement is intended to avoid the imposition of taxes and/or penalties under Section 409A of the Code. The parties agree that this Agreement shall at all times be interpreted, construed and operated in a manner to avoid the imposition of taxes and/or penalties under with Section 409A of the Code. To the extent required for compliance with Section 409A of the Code, all references to a termination of employment and separation from service shall mean “separation from service” as defined in Section 409A of the Code, and the date of such “separation from service” shall be referred to as the “Termination Date”.

(b)	All reimbursements provided under this Agreement shall comply with Section 409A of the Code and shall be subject to the following requirement: (i) the amount of expenses eligible for reimbursement, during the Executive’s taxable year may not affect the expenses eligible for reimbursement to be provided in another taxable year; and (ii) the reimbursement of an eligible expense must be made by December 31 following the taxable year in which the expense was incurred. The right to reimbursement is not subject to liquidation or exchange for another benefit.

(c)	Notwithstanding anything in this Agreement to the contrary, for purposes of the period specified in this Agreement relating to the timing of the Executive’s execution of the Release as a condition of the Company’s obligation to provide any severance payments or benefits, if such period would begin in one taxable year and end in a second taxable year, any payment otherwise due to the Executive upon execution of the Release shall be made in the second taxable year and without regard to when the Release was executed or became irrevocable.

(d)	If the Executive is a “specified employee” (as defined under Section 409A of the Code) on the Executive’s Termination Date, to the extent that any amount payable under this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code (and is not otherwise excepted from Section 409A of the Code coverage by virtue of being considered “separation pay” or a “short term deferral” or otherwise) and is payable to Executive based upon a separation from service, such amount shall not be paid until the first day following the six (6) month anniversary of the Executive’s Termination Date or the Executive’s death, if earlier.

(e)	To the maximum extent permitted under Section 409A of the Code, the payments and benefits under this Agreement are intended to meet the requirements of the short-term deferral exemption under Section 409A of the Code and the “separation pay exception’” under Treasury Regulation §1.409A-1(b)(9)(iii). Any right to a series of installment payments shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code.

(f)	All amounts due and payable under this Agreement shall be paid less all amounts required to be withheld by law, including all applicable federal, state and local withholding taxes and deductions.

5.        Indemnification. The Company shall indemnify, defend, and hold the Executive harmless to the maximum extent permitted by law and the Company by-laws against all judgments, fines, amounts paid in settlement and all reasonable expenses, including attorneys’ fees incurred by the Executive, in connection with the defense of or as a result of any action or proceeding (or any appeal from any action or proceeding) in which the Executive is made or is threatened to be made a party by reason of the fact that the Executive is or was an officer or director of the Company. Subject to the terms of the Company’s director and officer indemnification policies then in effect, the Company acknowledges that the Executive will be covered and insured up to the full limits provided by all directors’ and officers’ insurance which the Company then maintains to indemnify its directors and officers.

6.	Executive Covenants.

(a)	For the purposes of this Section 6, the term “Company” shall include Abercrombie & Fitch Management Co. and all of its subsidiaries, parent companies and affiliates thereof

(b)	Non-Disclosure and Non-Use. The Executive shall not, during the Term and at all times thereafter, without the written authorization of the Chief Executive Officer (“CEO”) of the Company or such other executive governing body as may exist in lieu of the CEO, (hereinafter referred to as the “Executive Approval”), use (except for the benefit of the Company) any Confidential and Trade Secret Information relating to the Company. The Executive shall hold in strictest confidence and shall not, without the Executive Approval, disclose to anyone, other than directors, officers, employees and counsel of the Company in furtherance of the business of the Company, any Confidential and Trade Secret Information relating to the Company. For purposes of this Agreement, “Confidential and Trade Secret Information” includes: the general or specific nature of any concept in development, the business plan or development schedule of any concept, vendor, merchant or customer lists or other processes, know-how, designs, formulas, methods, software, improvements, technology, new products, marketing and selling plans, business plans, development schedules, budgets and unpublished financial statements, licenses, prices and costs, suppliers, and information regarding the skills, compensation or duties of employees, independent contractors or consultants of the Company and any other information about the Company that is proprietary or confidential. Notwithstanding the foregoing, nothing herein shall prevent the Executive from disclosing Confidential and Trade Secret Information to the extent required by law or by any court or regulatory authority having actual or apparent authority to require such disclosure or in connection with any litigation or arbitration involving this Agreement.

The restrictions set forth in this Section 6(b) shall not apply to information that is or becomes generally available to the public or known within the Company’s trade or industry (other than as a result of its wrongful disclosure by the Executive), or information received on a non-confidential basis from sources other than the Company who are not in violation of a confidentiality agreement with the Company.

The Executive further represents and agrees that, during the Term and at all times thereafter, the Executive is obligated to comply with the rules and regulations of the Securities and Exchange Commission (“SEC”) regarding trading shares and/or exercising options related to the Company’s stock. The Executive acknowledges that the Company has not provided opinions or legal advice regarding the Executive’s obligations in this respect and that it is the Executive’s responsibility to seek independent legal advice with respect to any stock or option transaction.

(c)	Non-Disparagement and Cooperation. Neither the Executive nor any officer, director of the Company, nor any other spokesperson authorized as a spokesperson by any officer or director of the Company, shall, during the Term or at any time thereafter, intentionally state or otherwise publish anything about the other party which would adversely affect the reputation, image or business relationships and goodwill of the other party in the market and community at large. During the Term and at all times thereafter, the Executive shall fully cooperate with the Company in defense of legal claims asserted against the Company and other matters requiring the testimony or input and knowledge of the Executive. If at any time the Executive should be required to cooperate with the Company pursuant to this Section 6(c), the Company agrees to promptly reimburse the Executive for reasonable documented costs and expenses incurred as a result thereof. The Executive agrees that, during the Term and at all times thereafter, the Executive will not speak or communicate with any party or representative of any party, who is known to the Executive to be either adverse to the Company in litigation or administrative proceedings or to have threatened to commence litigation or administrative proceedings against the Company, with respect to the pending or threatened legal action, unless the Executive receives the written consent of the Company to do so, or is otherwise compelled by law to do so, and then only after advance notice to the Company. Nothing herein shall prevent the Executive from pursuing any claim in connection with enforcing or defending the Executive’s rights or obligations under this Agreement, or engaging in any activity as set forth in Section 14 of this Agreement.

(d)

Non-Competition. For the period of Executive’s employment with the Company and its subsidiaries and for twelve (12) months following Executive’s Termination Date with the Company and its subsidiaries for any reason (the “Non-Competition Period”), Executive shall not, directly or indirectly, without the Executive Approval, own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner, or otherwise), any entity listed on Appendix A attached to this Agreement, or any of their current or future divisions, subsidiaries or affiliates (whether majority or minority owned), even if said division, subsidiary or affiliate becomes unrelated to the entity on Appendix A at some future date, or any other entity engaged in a business that is competitive with the Company in any part of the world in which the

Company conducts business or is actively preparing or considering conducting business (“Competing Entity”); provided, however, that the “beneficial ownership” by the Executive, either individually or by a “group” in which the Executive is a member (as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of less than 2% of the voting stock of any publicly held corporation shall not be a violation of this Section 6(d). The Executive acknowledges and agrees that any consideration that the Executive received in respect of any non-competition covenant in favor of the Company or its subsidiaries entered into prior to the date hereof shall be incorporated herein as consideration for the promises set forth in this Section 6(d) and that the provisions contained in this Section 6(d) shall supersede any prior non-competition covenants between the Executive and the Company or its subsidiaries.

(e)	Non-Solicitation. For the period of Executive’s employment with the Company and its subsidiaries and for twenty-four (24) months following Executive’s Termination Date with the Company and its subsidiaries for any reason (“Non-Solicitation Period”), the Executive shall not, either directly or indirectly, alone or in conjunction with another party, interfere with or harm, or attempt to interfere with or harm, the relationship of the Company with any person who at any time was a customer or supplier of the Company or otherwise had a business relationship with the Company. During the Non-Solicitation Period, the Executive shall not hire, solicit for hire, aid in or facilitate the hire, or cause to be hired, either as an employee, contractor or consultant, any person who is currently employed, or was employed at any time during the six-month period prior thereto, as an employee, contractor or consultant of the Company. The Executive acknowledges and agrees that any consideration that the Executive received for in respect of any non-solicitation covenant in favor of the Company or its subsidiaries entered into prior to the date hereof shall be incorporated herein as consideration for the promises set forth in this Section 6(e) and that the provisions contained in this Section 6(e) shall supersede any prior non-solicitation covenants between the Executive and the Company or its subsidiaries.

(f)

Confidentiality of this Agreement. Unless this Agreement is required to be publicly disclosed under applicable U.S. securities laws, the Executive agrees that, during the Term and at all times thereafter, the Executive shall not speak about, write about, or otherwise publicize or disclose to any third party the terms of this Agreement or any fact concerning its negotiation, execution or implementation, except with (i) an attorney, accountant, or other advisor engaged by the Executive; (ii) the Internal Revenue Service or other governmental agency upon proper request; or (iii) the Executive’s immediate family; provided, that all such persons agree in advance to keep said information confidential and not to disclose it to others. This Section 6(f) shall not prohibit Executive from disclosing the terms of this Section 6 to a prospective employer.

(g)	Remedies. The Executive agrees that any breach of the terms of this Section 6 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages. The terms of this Section 6(g) shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive. The Executive and the Company further agree that the confidentiality provisions and the covenants not to compete and solicit contained in this Section 6 are reasonable and that the Company would not have entered into this Agreement but for the inclusion of such covenants herein. The parties agree that the prevailing party shall be entitled to all costs and expenses, including reasonable attorneys’ fees and costs, in addition to any other remedies to which either may be entitled at law or in equity in connection with the enforcement of the covenants set forth in this Section 6. Should a court with jurisdiction determine, however, that all or any portion of the covenants set forth in this Section 6 is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that such covenants or portion thereof should be interpreted and enforced to the maximum extent that such court deems reasonable. In the event of any violation of the provisions of this Section 6, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 6 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination of employment restriction period shall be tolled during any period of such violation. In the event of a material violation by the Executive of this Section 6, any severance being paid to the Executive pursuant to Section 2 of this Agreement or otherwise shall immediately cease, and the aggregate gross amount of any severance previously paid to the Executive shall be immediately repaid to the Company.

(h)	The provisions of this Section 6 shall survive any termination of this Agreement and any termination of the Executive’s employment, and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 6.

7.	Successors and Assigns.

(a)	This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term “the Company” as used herein shall include any such successors and assigns to the Company’s business and/or assets. The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring or otherwise succeeding to, directly or indirectly, all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

(b)	Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, the Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.

8.        Arbitration. Except with respect to the remedies set forth in Section 6(g) hereof, any controversy or claim between the Company or any of its affiliates and the Executive arising out of or relating to this Agreement or its termination shall be settled and determined by a single arbitrator whose award shall be accepted as final and binding upon the parties. The American Arbitration Association, under its Employment Arbitration Rules, shall administer the binding arbitration. The arbitration shall take place in Columbus, Ohio. The Company and the Executive each waive any right to a jury trial or to a petition for stay in any action or proceeding of any kind arising out of or relating to this Agreement or its termination and agree that the arbitrator shall have the authority to award costs and attorney fees to the prevailing party.

9.        Effect on Prior Agreements. Except as otherwise set forth herein, this Agreement supersedes all provisions in prior agreements, either express or implied, between the parties hereto, with respect to post-termination payments and/or benefits, including the Prior Agreement; provided, that, this Agreement shall not supersede the Company’s 2005, 2007 or 2016 Long-Term Incentive Plans (or any other applicable equity plan) or any applicable award agreements evidencing equity-based incentive awards thereunder (the “Equity Documents”), and any rights of the Executive with respect to equity-based incentive awards hereunder shall be in addition to, and not in lieu of, any rights pursuant to the Equity Documents. No provisions of this Agreement shall supersede or nullify the clawback provisions in the Equity Documents or any of the applicable Company incentive compensation plans. For the avoidance of doubt, except as otherwise set forth herein, the post-termination payments and benefits provided herein shall be in lieu of, and not in addition to, any post-termination payment or benefits provided under the terms of the Prior Agreement.

10.        Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service or facsimile is used, addressed as follows:

To the Executive:

To Executive’s last home address as listed in the books and records of the Company.

To the Company:

Abercrombie & Fitch Management Co.

6301 Fitch Path

New Albany, Ohio 43054

Attn: General Counsel

11.       Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

12.       Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio without giving effect to the conflict of law principles thereof. Except as provided in Section 8, any actions or proceedings instituted under this Agreement with respect to any matters arising under or related to this Agreement shall be brought and tried only in the Court of Common Please, Franklin County, Ohio.

13.       Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof,

14.       Protected Rights. Nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to receive an award from a Government Agency for information provided to any Government Agency.

IN WITNESS WHEREOF, the undersigned has hereto set his/her hand this   23rd   day of     March    , 2017.

/s/ Robert Bostrom

Robert Bostrom

IN WITNESS WHEREOF, the undersigned has hereto set his hand this   10   day of     May    , 2017

/s/ Arthur C. Martinez

Arthur C. Martinez

Executive Chairman of the Board of Directors

Abercrombie & Fitch Co.

Appendix A

(all current and future (as described in Section 6(d) of the Agreement) subsidiaries,

divisions and affiliates of the entities below)

American Eagle Outfitters, Inc.	Gap, Inc.
J. Crew Group, Inc.	Pacific Sunwear of California, Inc.
Urban Outfitters, Inc.	Aeropostale, Inc.
Polo Ralph Lauren Corporation	Ascena Retail Group
Lululemon Athletica, Inc.	Levi Strauss & Co.
L Brands (formerly known as Limited Brands, including, without limitation, Victoria’s Secret, Pink, Bath & Body Works, La Senza and Henri Bendel)	Express, Inc.
Nike, Inc.	Under Armour, Inc.
Amazon.com, Inc.

EXHIBIT B

RELEASE

RELEASE AGREEMENT

This Release Agreement (“Release”) is entered into between Robert Bostrom (“Executive”), and Abercrombie & Fitch Management Co. on behalf of itself, its parent, affiliates, subsidiaries, officers, agents, employees (current and former), successors, predecessors, assigns, and any and all other related persons, firms, corporations and other legal entities (herein singularly and collectively called the “Company”).

WHEREAS, the Company and Executive previously entered into an Agreement with an effective date of May 10, 2017 (the “Severance Agreement”);

WHEREAS, the Company and Executive previously entered into a Separation Agreement executed by Executive on July 25, 2018 (the “Separation Agreement”);

WHEREAS, pursuant to the Separation Agreement, Executive is required to execute and not revoke this Release as provided in the Separation Agreement in order to receive the benefits in Section 5 of the Separation Agreement (the “Additional Severance Benefits”);

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Executive agrees as follows:

1.	Release.

(a)

Executive, individually, and on behalf of Executive’s heirs, executors, administrators, and assigns, agrees not to sue, acquits, releases, and forever discharges the Company, as collectively defined above, of and from all actions and causes of action, suits, debts, claims, and demands which may legally be waived by private agreement, in law or in equity, which Executive ever had, or may now have, with respect to any aspect of Executive’s employment by, and/or separation of employment from, the Company, whether known or unknown to Executive at the time of execution of this Release, including, but not limited to, claims for breach of contract (express or implied), personal injury, defamation and wrongful discharge; claims based on any oral or written agreements or promises, contract, constitutional provision, common law, public policy, and tort; claims for retaliation, and/or discrimination or harassment in employment; and claims for compensatory, actual, special, consequential, reliance, punitive, exemplary and/or other damages for personal injuries, pain and suffering, emotional distress, health care expenses, back pay, front pay, separation pay, wages, benefits, attorney’s fees, costs, interest or other monies, from the beginning of time through the date that Executive signs this Release with the exceptions of: (a) any action the law precludes Executive from waiving by agreement; or, (b) any claim that the Company breached its commitments under this Release or Section 5 of the Separation Agreement; (c) treatment of Executive’s equity awards as provided under the terms of Executive’s Equity Grant Agreements (as referenced in Section 2 of the Separation Agreement), the terms of the Long-Term Incentive Plans (as also referenced in Section 2 of the Separation Agreement), and the terms of the Separation Agreement; (d) indemnification under applicable corporate law, the Severance Agreement, the Separation Agreement, the by-laws or certificate of incorporation of the Company, or the Director and

Officer Indemnification Agreement between Executive and Abercrombie & Fitch Co. (attached as Exhibit C to the Separation Agreement); (e) coverage under any director’s and officer’s liability insurance policy; (f) documented, accrued and unpaid wages, benefits (including benefits under the Nonqualified Savings and Supplemental Retirement Plan) and expense reimbursement owing for the period through the Separation Date (as defined in the Separation Agreement); or (g) claims that arise after the date Executive executes this Release.

(b)

Executive agrees that, with the exception of any action the law precludes Executive from waiving by agreement, Executive’s covenants and releases, as set forth in this Release, include a waiver of any and all rights or remedies under any present and/or future federal, state, local or foreign statute, law and/or regulation, including, but not limited to: state and U.S. Constitutions; state common law; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Civil Rights Act of 1991; the Americans with Disabilities Act; the Equal Pay Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Genetic Information Non-Discrimination Act; the Occupational Safety and Health Act; the National Labor Relations Act; the federal Worker Adjustment and Retraining Notification Act; the Consolidated Omnibus Budget Reconciliation Act; the Ohio Civil Rights Act, Ohio Rev. Code Ch. 4112; any similar federal, state or local statute or law applicable to Executive’s employment, all as amended. This Release is also intended to and shall release the Company from any and all wage and hour related claims arising out of or in any way connected with Executive’s employment with the Company, to the maximum extent permitted by federal and state law.

(c)

Executive intends that this Release shall bar each and every claim, demand and cause of action hereinabove specified, whether known or unknown to Executive at the time of execution of this Release. As a result, Executive acknowledges that Executive might, in the future, discover claims or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matters of this Release and which, if known or suspected at the time of executing this Release, may have materially affected this settlement. Nevertheless, Executive hereby waives any rights, claims, or causes of action that might arise as a result of such different or additional claims or facts.

2.

Acknowledgements and Reporting. Executive acknowledges and agrees that Executive: (a) has been properly paid for all hours worked at the Company; (b) has not suffered any on-the job injury at the Company for which Executive has not already filed a claim; (c) has not suffered any unreported workplace injury at the Company through the Separation Date (as defined in the Separation Agreement) or re-aggravated any job injury Executive has already reported or for which Executive has already filed a worker’s compensation claim; (d) has been properly provided any leave of absence at the Company because of Executive’s or a family member’s health condition; and, (e) has not been subjected to any improper treatment, conduct or actions by the Company due to or related to Executive’s request for, or taking of, any leave of absence because of Executive’s own or a family member’s health condition.

3.

Acceptance and Older Workers Benefit Protection Act Acknowledgements. Executive has at least twenty-one (21) days during which to consider this Release. Any modifications to this Release, whether material or immaterial, will not restart this twenty-one (21)-day period. Executive is not required to, but may, accept this Release by signing and returning it to the Company within twenty-one (21) days from the date this Release was communicated to Executive. If Executive does not sign and return this Release by                  (the “Release Deadline”), then all of the terms offered in this Release will expire and shall be deemed null and void and Executive shall not be entitled to any of the Additional Severance Benefits set forth in Section 5 of the Separation Agreement.

Executive acknowledges and agrees that:

(a)	this Release, the Severance Agreement, and the Separation Agreement are written in plain and understandable language which Executive fully understands;

(b)	Executive was advised and hereby is advised in writing to consult with an attorney of Executive’s choice prior to signing this Release;

(c)	Executive is not waiving any claims that may arise after the execution of this Release; and,

(d)	The Additional Severance Benefits in Section 5 of the Separation Agreement exceed the amount to which Executive would have otherwise been entitled from the Company.

4.

Revocation. Executive understands that this Release may be revoked for a period of seven (7) calendar days following Executive’s execution of the Release. The Release is not effective until this revocation period has expired. Executive understands that any revocation to be effective must be in writing and postmarked within seven (7) calendar days of the execution of this Release and addressed to: Abercrombie & Fitch Management Co., 6301 Fitch Path, New Albany, Ohio 43054, Attention: John Gabrielli, SVP & Chief Human Resources Officer. If revocation is by mail, then certified mail with return receipt requested is recommended to show proof of mailing.

This Release shall become finally effective upon receipt of the signed document and the expiration of the above revocation period. No Additional Severance Benefits under Section 5 of the Separation Agreement shall be provided to Executive until after the revocation period has expired.

5.

Modification and Waiver. This Release shall not be changed, modified, terminated, canceled or amended except by a written instrument signed by Executive and the Company. The failure to exercise, or a delay in exercising, any right, remedy or power under this Release shall not operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power under this Release preclude any other or further exercise thereof.

6.

Severability. If any provision of this Release is judicially declared to be invalid or unenforceable for any reason, in whole or in part, only such provision or provisions shall be invalid or unenforceable without invalidating or rendering unenforceable or otherwise affecting the remaining provisions of this Release, which shall remain in full force and effect to the fullest extent permitted by law.

7.	Headings. The headings used in this Release are descriptive only, are for the convenience of identifying provisions, and are not determinative of the meaning or effect of any provision.

8.

Voluntary Execution. Executive acknowledges that he is executing this Release voluntarily and of his own free will and that he fully understands and intends to be bound of the terms of this Release. Further, Executive acknowledges that he has received a copy of this Release on                     , and has had an opportunity to carefully review this Release with his attorney prior to executing it or warrants that he chooses not to have his attorney review this Release prior to signing. Execution by facsimile or by an electronically transmitted signature shall be fully and legally binding. Executive acknowledges that this Release may not be executed prior to the Separation Date (as defined in the Separation Agreement), and if Executive executes the Release prior to the Separation Date (as defined in the Separation Agreement), it is null and void.

9.

Protected Rights. Nothing contained in this Release or in the Severance Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that neither the Severance Agreement nor this Release limits Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Release and the Severance Agreement do not limit Executive’s right to receive an award from a Government Agency for information provided to any Government Agency.

IN WITNESS WHEREOF, Executive has executed and delivered this Release of the date set forth below.

ROBERT BOSTROM

Executive Signature

Date of Executive’s Signature

EXHIBIT C

INDEMNIFICATION AGREEMENT

DIRECTOR AND OFFICER INDEMNIFICATION AGREEMENT

This Director and Officer Indemnification Agreement, dated below, (this “Agreement”), is made by and between Abercrombie & Fitch Co., a Delaware corporation (the “Company”), and Robert E. Bostrom (“Indemnitee”).

RECITALS:

A.       Section 141 of the Delaware General Corporation Law provides that the business and affairs of a corporation shall be managed by or under the direction of its board of directors.

B.        Pursuant to Sections 141 and 142 of the Delaware General Corporation Law, significant authority with respect to the management of the Company has been delegated to the officers of the Company.

C.        By virtue of the managerial prerogatives vested in the directors and officers of a Delaware corporation, directors and officers act as fiduciaries of the corporation and its stockholders.

D.        Thus, it is critically important to the Company and its stockholders that the Company be able to attract and retain the most capable persons reasonably available to serve as directors and officers of the Company.

E.        In recognition of the need for corporations to be able to induce capable and responsible persons to accept positions in corporate management, Delaware law authorizes (and in some instances requires) corporations to indemnify their directors and officers, and further authorizes corporations to purchase and maintain insurance for the benefit of their directors and officers.

F.        The Delaware courts have recognized that indemnification by a corporation serves the dual policies of (1) encouraging capable women and men to serve as corporate directors and officers, secure in the knowledge that the corporation will absorb the costs of defending their honesty and integrity and (2) allowing corporate officials to resist unjustified lawsuits, secure in the knowledge that, if vindicated, the corporation will bear the expense of litigation.

G.        Delaware law also authorizes a corporation to pay in advance of the final disposition of an action, suit or proceeding the expenses incurred by a director or officer in the defense thereof, and any such right to the advancement of expenses may be made separate and distinct from any right to indemnification and need not be subject to the satisfaction of any standard of conduct or otherwise affected by the merits of any claims against the director or officer.

H.        The number of lawsuits challenging the judgment and actions of directors and officers of Delaware corporations, the costs of defending those lawsuits, and the threat to directors’ and officers’ personal assets have all materially increased over the past several years, chilling the willingness of capable women and men to undertake the responsibilities imposed on corporate directors and officers.

I.      Recent federal legislation and rules adopted by the Securities and Exchange Commission and the national securities exchanges have imposed additional disclosure and corporate governance obligations on directors and officers of public companies and have exposed such directors and officers to new and substantially broadened civil liabilities.

J.      These legislative and regulatory initiatives have also exposed directors and officers of public companies to a significantly greater risk of criminal proceedings, with attendant defense costs and potential criminal fines and penalties.

K.      The authority of a corporation to indemnify and advance the costs of defense to its directors and officers applies to criminal proceedings as well as to civil, administrative and investigative proceedings.

L.      Indemnitee is a director or officer of the Company and his or her willingness to serve in such capacity is predicated, in substantial part, upon the Company’s willingness to indemnify him or her in accordance with the principles reflected above, to the fullest extent permitted by the laws of the state of Delaware, and upon the other undertakings set forth in this Agreement.

M.      Therefore, in recognition of the need to provide Indemnitee with substantial protection against personal liability, in order to procure Indemnitee’s continued service as a director or officer of the Company and to enhance Indemnitee’s ability to serve the Company in an effective manner, and in order to provide such protection pursuant to express contract rights (intended to be enforceable irrespective of, among other things, any amendment to the Company’s certificate of incorporation or bylaws (collectively, the “Constituent Documents”), any change in the composition of the Company’s Board of Directors (the “Board”) or any change-in-control or business combination transaction relating to the Company), the Company wishes to provide in this Agreement for the indemnification of and the advancement of Expenses (as defined in Section 1(e)) to Indemnitee as set forth in this Agreement and for the continued coverage of Indemnitee under the Company’s directors’ and officers’ liability insurance policies.

N.      In light of the considerations referred to in the preceding recitals, it is the Company’s intention and desire that the provisions of this Agreement be construed liberally, subject to their express terms, to maximize the protections to be provided to Indemnitee hereunder.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.      Certain Definitions. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a)      “Claim” means (i) any threatened, asserted, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative, arbitrative, investigative or other, and whether made pursuant to federal, state or other law; and (ii) any

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threatened, pending or completed inquiry or investigation, whether made, instituted or conducted by or at the behest of the Company or any other person, including any federal, state or other court or governmental entity or agency and any committee or other representative of any corporate constituency, that Indemnitee determines might lead to the institution of any such claim, demand, action, suit or proceeding.

(b)      “Controlled Affiliate” means any corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise, whether or not for profit, that is directly or indirectly controlled by the Company. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity or enterprise, whether through the ownership of voting securities, through other voting rights, by contract or otherwise; provided that direct or indirect beneficial ownership of capital stock or other interests in an entity or enterprise entitling the holder to cast [20%] or more of the total number of votes generally entitled to be cast in the election of directors (or persons performing comparable functions) of such entity or enterprise shall be deemed to constitute control for purposes of this definition.

(c)      “Disinterested Director” means a director of the Company who is not and was not a party to the Claim in respect of which indemnification is sought by Indemnitee.

(d)      “ERISA Losses” means any taxes, penalties or other liabilities under the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended.

(e)      “Expenses” means attorneys’ and experts’ fees and expenses and all other costs and expenses paid or payable in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in (including on appeal), any Claim, other than the fees, expenses and costs in respect of which the Company is expressly stated in Section 15 to have no obligation.

(f)      “Incumbent Directors” means the individuals who, as of the date hereof, are members of the Board and any individual becoming a member of the Board subsequent to the date hereof whose election, nomination for election by the Company’s stockholders, or appointment, was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Securities Exchange Act of 1934, as amended) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(g)      “Indemnifiable Claim” means any Claim based upon, arising out of or resulting from (i) any actual, alleged or suspected act or failure to act by Indemnitee in his or her capacity as a director, officer, employee or agent of the Company or as a director, officer, employee, member, manager, trustee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise, whether or not for profit

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(including any employee benefit plan or related trust), as to which Indemnitee is or was serving at the request of the Company as a director, officer, employee, member, manager, trustee or agent, (ii) any actual, alleged or suspected act or failure to act by Indemnitee in respect of any business, transaction, communication, filing, disclosure or other activity of the Company or any other entity or enterprise referred to in clause (i) of this sentence, or (iii) Indemnitee’s status as a current or former director, officer, employee or agent of the Company or as a current or former director, officer, employee, member, manager, trustee or agent of the Company or any other entity or enterprise referred to in clause (i) of this sentence or any actual, alleged or suspected act or failure to act by Indemnitee in connection with any obligation or restriction imposed upon Indemnitee by reason of such status; provided, however, that except for compulsory counterclaims, Indemnifiable Claim shall not include any Claim initiated by Indemnitee against the Company or any director or officer of the Company unless the Company has joined in or consented to the initiation of such Claim. In addition to any service at the actual request of the Company, for purposes of this Agreement, Indemnitee shall be deemed to be serving or to have served at the request of the Company as a director, officer, employee, member, manager, trustee or agent of another entity or enterprise if Indemnitee is or was serving as a director, officer, employee, member, manager, trustee or agent of such entity or enterprise and (i) such entity or enterprise is or at the time of such service was a Controlled Affiliate, (ii) such entity or enterprise is or at the time of such service was an employee benefit plan (or related trust) sponsored or maintained by the Company or a Controlled Affiliate, or (iii) the Company or a Controlled Affiliate directly or indirectly caused or authorized Indemnitee to be nominated, elected, appointed, designated, employed, engaged or selected to serve in such capacity.

(h)      “Indemnifiable Losses” means any and all Losses relating to, arising out of or resulting from any Indemnifiable Claim.

(i)      “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company (or any Subsidiary) or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other named (or, as to a threatened matter, reasonably likely to be named) party to the Indemnifiable Claim giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall, not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

(j)      “Losses” means any and all Expenses, damages, losses, liabilities, judgments, fines, penalties (whether civil, criminal or other), ERISA Losses and amounts paid in settlement, including all interest, assessments and other charges paid or payable in connection with or in respect of any of the foregoing.

(k)      “Subsidiary” means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock.

(1)      “Voting Stock” means securities entitled to vote generally in the election of directors (or similar governing bodies).

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2.      Indemnification Obligation. Subject to Section 8, the Company shall indemnify and hold harmless Indemnitee, to the fullest extent permitted or required by the laws of the State of Delaware in effect on the date hereof or as such laws may from time to time hereafter be amended to increase the scope of such permitted or required indemnification, against any and all Indemnifiable Claims and Indemnifiable Losses; provided, however, that no repeal or amendment of any law of the State of Delaware shall in any way diminish or adversely affect the rights of Indemnitee pursuant to this Agreement in respect of any occurrence or matter arising prior to any such repeal or amendment.

3.      Advancement of Expenses. Indemnitee shall have the right to advancement by the Company prior to the final disposition of any Indemnifiable Claim of any and all Expenses relating to, arising out of or resulting from any Indemnifiable Claim paid or incurred by Indemnitee or which Indemnitee determines are reasonably likely to be paid or incurred by Indemnitee. Indemnitee’s right to such advancement is not subject to the satisfaction of any standard of conduct and is not conditioned upon any prior determination that Indemnitee is entitled to indemnification under this Agreement with respect to the Indemnifiable Claim or the absence of any prior determination to the contrary. Without limiting the generality or effect of the foregoing, within five business days after any request by Indemnitee, the Company shall, in accordance with such request (but without duplication), (a) pay such Expenses on behalf of Indemnitee, (b) advance to Indemnitee funds in an amount sufficient to pay such Expenses, or (c) reimburse Indemnitee for such Expenses; provided that Indemnitee shall repay, without interest any amounts actually advanced to Indemnitee that, at the final disposition of the Indemnifiable Claim to which the advance related, were in excess of amounts paid or payable by Indemnitee in respect of Expenses relating to, arising out of or resulting from such Indemnifiable Claim. In connection with any such payment, advancement or reimbursement, if delivery of an undertaking is a legally required condition precedent to such payment, advance or reimbursement or is otherwise requested by the Company, Indemnitee shall execute and deliver to the Company an undertaking in the form attached hereto as Exhibit A (subject to Indemnitee filling in the blanks therein and selecting from among the bracketed alternatives therein), which need not be secured and shall be accepted by the Company without reference to Indemnitee’s ability to repay the Expenses. In no event shall Indemnitee’s right to the payment, advancement or reimbursement of Expenses pursuant to this Section 3 be conditioned upon any undertaking that is less favorable to Indemnitee than, or that is in addition to, the undertaking set forth in Exhibit A.

4.      Indemnification for Additional Expenses. Without limiting the generality or effect of the foregoing, the Company shall indemnify and hold harmless Indemnitee against and, if requested by Indemnitee, shall reimburse Indemnitee for, or advance to Indemnitee, within five business days of such request, any and all Expenses paid or incurred by Indemnitee or which Indemnitee determines are reasonably likely to be paid or incurred by Indemnitee in connection with any Claim made, instituted or conducted by Indemnitee, in each case to the fullest extent permitted or required by the laws of the State of Delaware in effect on the date hereof or as such laws may from time to time hereafter be amended to increase the scope of such permitted or required indemnification, reimbursement or advancement of such Expenses, for (a) indemnification or payment, advancement or reimbursement of Expenses by the Company under any provision of this Agreement, or under any other agreement or provision of the Constituent Documents now or hereafter in effect relating to Indemnifiable Claims, and/or

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(b) recovery under any directors’ and officers’ liability insurance policies maintained by the Company; provided, however, that Indemnitee shall return, without interest, any such advance of Expenses (or portion thereof) which remains unspent at the final disposition of the Claim to which the advance related.

5.      Contribution. To the fullest extent permissible under applicable law in effect on the date hereof or as such law may from time to time hereafter be amended to increase the scope of permitted or required indemnification, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the payment of any and all Indemnifiable Claims or Indemnifiable Losses, in such proportion as is fair and reasonable in light of all of the circumstances in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Indemnifiable Claim or Indemnifiable Loss and/or (ii) the relative fault of the Company (and its other directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s); provided that such contribution shall not be required where it is determined, pursuant to a final disposition of such Indemnifiable Claim or Indemnifiable Loss in accordance with Section 8, that Indemnitee is not entitled to indemnification by the Company with respect to such Indemnifiable Claim or Indemnifiable Loss.

6.      Partial Indemnity. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Indemnifiable Loss, but not for all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

7.      Procedure for Notification. To obtain indemnification under this Agreement in respect of an Indemnifiable Claim or Indemnifiable Loss, Indemnitee shall submit to the Company a written request therefor, including a brief description (based upon information then available to Indemnitee) of such Indemnifiable Claim or Indemnifiable Loss. If, at the time of the receipt of such request, the Company has directors’ and officers’ liability insurance in effect under which coverage for such Indemnifiable Claim or Indemnifiable Loss is potentially available, the Company shall give prompt written notice of such Indemnifiable Claim or Indemnifiable Loss to the applicable insurers in accordance with the procedures set forth in the applicable policies. The Company shall provide to Indemnitee a copy of such notice delivered to the applicable insurers, and copies of all subsequent correspondence between the Company and such insurers regarding the Indemnifiable Claim or Indemnifiable Loss, in each case substantially concurrently with the delivery or receipt thereof by the Company. If requested by Indemnitee, the Company shall use its reasonable best efforts, at the Company’s expense, to enforce on behalf of and for the benefit of Indemnitee all rights (including rights to receive payment) that may exist under the applicable policies of insurance in relation to such Indemnifiable Claim or Indemnifiable Loss. The failure by Indemnitee to timely notify the Company of any Indemnifiable Claim or Indemnifiable Loss shall not relieve the Company from any liability hereunder unless, and only to the extent that, the Company did not otherwise learn of such Indemnifiable Claim or Indemnifiable Loss and such failure results in forfeiture by the Company of substantial defenses, rights or insurance coverage.

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8.      Determination of Right to Indemnification.

(a)      To the extent that Indemnitee shall have been successful on the merits or otherwise in defense of any Indemnifiable Claim or any portion thereof or in defense of any issue or matter therein, including dismissal without prejudice, Indemnitee shall be indemnified against Indemnifiable Losses relating to, arising out of or resulting from such Indemnifiable Claim in accordance with Section 2 and no Standard of Conduct Determination (as defined in Section 8(b)) shall be required with respect to such Indemnifiable Claim.

(b)      To the extent that the provisions of Section 8(a) are inapplicable to an Indemnifiable Claim that shall have been finally disposed of, any determination of whether Indemnitee has satisfied any applicable standard of conduct under Delaware law that is a legally required condition precedent to indemnification of Indemnitee hereunder against Indemnifiable Losses relating to, arising out of or resulting from such Indemnifiable Claim (a “Standard of Conduct Determination”) shall be made as follows: (i) by a majority vote of the Disinterested Directors, even if less than a quorum of the Board, (ii) if such Disinterested Directors so direct, by a majority vote of a committee of Disinterested Directors designated by a majority vote of all Disinterested Directors, or (iii) if there are no such Disinterested Directors or if Indemnitee so requests, by Independent Counsel, selected by the Indemnitee and approved by the Board (such approval not to be unreasonably withheld, delayed or conditioned), in a written opinion addressed to the Board, a copy of which shall be delivered to Indemnitee; provided, however, that if at the time of any Standard of Conduct Determination Indemnitee is neither a director nor an officer of the Company, such Standard of Conduct Determination may be made by or in the manner specified by the Board, any duly authorized committee of the Board or any duly authorized officer of the Company (unless Indemnitee requests that such Standard of Conduct Determination be made by Independent Counsel, in which case such Standard of Conduct Determination shall be made by Independent Counsel). Indemnitee will cooperate with the person or persons making such Standard of Conduct Determination, including providing to such person or persons, upon reasonable advance request, any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. The Company shall indemnify and hold harmless Indemnitee against and, if requested by Indemnitee, shall reimburse Indemnitee for, or advance to Indemnitee, within five business days of such request, any and all costs and expenses (including attorneys’ and experts’ fees and expenses) incurred by Indemnitee in so cooperating with the person or persons making such Standard of Conduct Determination.

(c)      The Company shall use its reasonable efforts to cause any Standard of Conduct Determination required under Section 8(b) to be made as promptly as practicable. If (i) the person or persons empowered or selected under Section 8 to make the Standard of Conduct Determination shall not have made a determination within 30 days after the later of (A) receipt by the Company of written notice from Indemnitee advising the Company of the final disposition of the applicable Indemnifiable Claim (the date of such receipt being the “Notification Date”) and (B) the selection of an Independent Counsel, if such determination is to be made by Independent Counsel, and (ii) Indemnitee shall have fulfilled his or her obligations set forth in the second sentence of Section 8(b), then Indemnitee shall be deemed to have satisfied the applicable standard of conduct; provided that such 30-day period may be extended for a reasonable time, not to exceed an additional 30 days, if the person or persons making such

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determination in good faith requires such additional time for obtaining or evaluating any documentation or information relating thereto.

(d)      If (i) Indemnitee shall be entitled to indemnification hereunder against any Indemnifiable Losses pursuant to Section 8(a), (ii) no determination of whether Indemnitee has satisfied any applicable standard of conduct under Delaware law is a legally required condition precedent to indemnification of Indemnitee hereunder against any Indemnifiable Losses, or (iii) Indemnitee has been determined or deemed pursuant to Section 8(b) or (c) to have satisfied any applicable standard of conduct under Delaware law which is a legally required condition precedent to indemnification of Indemnitee hereunder against any Indemnifiable Losses, then the Company shall pay to Indemnitee, within five business days after the later of (x) the Notification Date in respect of the Indemnifiable Claim or portion thereof to which such Indemnifiable Losses are related, out of which such Indemnifiable Losses arose or from which such Indemnifiable Losses resulted and (y) the earliest date on which the applicable criterion specified in clause (i), (ii) or (iii) above shall have been satisfied, an amount equal to the amount of such Indemnifiable Losses.

9.      Presumption of Entitlement.

(a)      In making a determination of whether Indemnitee has been successful on the merits or otherwise in defense of any Indemnifiable Claim or any portion thereof or in defense of any issue or matter therein, the Company acknowledges that a resolution, disposition or outcome short of dismissal or final judgment, including outcomes that permit Indemnitee to avoid expense, delay, embarrassment, injury to reputation, distraction, disruption or uncertainty, may constitute such success. In the event that any Indemnifiable Claim or any portion thereof or issue or matter therein is resolved or disposed of in any manlier other than by adverse judgment against Indemnitee (including any resolution or disposition thereof by means of settlement with or without payment of money or other consideration), it shall be presumed that Indemnitee has been successful on the merits or otherwise in defense of such Indemnifiable Claim or portion thereof or issue or matter therein. The Company may overcome such presumption only by its adducing clear and convincing evidence to the contrary.

(b)      In making any Standard of Conduct Determination, the person or persons making such determination shall presume that Indemnitee has satisfied the applicable standard of conduct, and the Company may overcome such presumption only by its adducing clear and convincing evidence to the contrary. Any Standard of Conduct Determination that Indemnitee has satisfied the applicable standard of conduct shall be final and binding in all respects, including with respect to any litigation or other action or proceeding initiated by Indemnitee to enforce his or her rights hereunder. Any Standard of Conduct Determination that is adverse to Indemnitee may be challenged by Indemnitee in the Court of Chancery of the State of Delaware. No determination by the Company (including by its directors or any Independent Counsel) that Indemnitee has not satisfied any applicable standard of conduct shall be a defense to any Claim by Indemnitee for indemnification or reimbursement or advance payment of Expenses by the Company hereunder or create a presumption that Indemnitee has not met any applicable standard of conduct.

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(c)      Without limiting the generality or effect of Section 9(b), (i) to the extent that any Indemnifiable Claim relates to any entity or enterprise (other than the Company) referred to in clause (i) of the first sentence of the definition of “Indemnifiable Claim,” Indemnitee shall be deemed to have satisfied the applicable standard of conduct if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the interests of such entity or enterprise (or the owners or beneficiaries thereof, including in the case of any employee benefit plan the participants and beneficiaries thereof) and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful, and (ii) in all cases, any belief of Indemnitee that is based on the records or books of account of the Company, including financial statements, or on information supplied to Indemnitee by the directors or officers of the Company in the course of their duties, or on the advice of legal counsel for the Company, the Board, any committee of the Board or any director, or on information or records given or reports made to the Company, the Board, any committee of the Board or any director by an independent certified public accountant or by an appraiser or other expert selected by or on behalf of the Company, the Board, any committee of the Board or any director shall be deemed to be reasonable.

10.      No Adverse Presumption. For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere or its equivalent, will not create a presumption that Indemnitee did not meet any applicable standard of conduct or that indemnification hereunder is otherwise not permitted.

11.      Non-Exclusivity. The rights of Indemnitee hereunder will be in addition to any other rights Indemnitee may have against the Company under the Constituent Documents, or the substantive laws of the Company’s jurisdiction of incorporation, any other contract or otherwise (collectively, “Other Indemnity Provisions”); provided, however, that (a) to the extent that Indemnitee otherwise would have any greater right to indemnification under any Other Indemnity Provision, Indemnitee will be deemed to have such greater right hereunder and (b) to the extent that any change is made to any Other Indemnity Provision which permits any greater right to indemnification than that provided under this Agreement as of the date hereof, Indemnitee will be deemed to have such greater right hereunder, The Company will not adopt any amendment to any of the Constituent Documents the effect of which would be to deny, diminish or encumber Indemnitee’s right to indemnification under this Agreement or any Other Indemnity Provision.

12.      Liability Insurance and Funding. For the duration of Indemnitee’s service as a director and/or officer of the Company, and thereafter for so long as Indemnitee shall be subject to any pending or possible Indemnifiable Claim, the Company shall use reasonable efforts (taking into account the scope and amount of coverage available relative to the cost thereof) to cause to be maintained in effect policies of directors’ and officers’ liability insurance providing coverage for directors and/or officers of the Company that is at least substantially comparable in scope and amount to that provided by the Company’s current policies of directors’ and officers’ liability insurance. The Company shall provide Indemnitee with a copy of all directors’ and officers’ liability insurance applications, binders, policies, declarations, endorsements and other related materials, and shall provide Indemnitee with a reasonable opportunity to review and comment on the same. Without limiting the generality or effect of the two immediately

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preceding sentences, the Company shall not discontinue or significantly reduce the scope or amount of coverage from one policy period to the next (i) without the prior approval thereof by a majority vote of the Incumbent Directors, even if less than a quorum, or (ii) if at the time that any such discontinuation or significant reduction in the scope or amount of coverage is proposed there are no Incumbent Directors, without the prior written consent of Indemnitee (which consent shall not be unreasonably withheld, delayed or conditioned). In all policies of directors’ and officers’ liability insurance obtained by the Company, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits, subject to the same limitations, as are accorded to the Company’s directors and officers most favorably insured by such policy. The Company may, but shall not be required to, create a trust fund, grant a security interest or use other means, including a letter of credit, to ensure the payment of such amounts as may be necessary to satisfy its obligations to indemnify and advance expenses pursuant to this Agreement.

13.      Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the related rights of recovery of Indemnitee against other persons or entities (other than Indemnitee’s successors), including any entity or enterprise referred to in clause (i) of the definition of “Indemnifiable Claim” in Section 1(g). Indemnitee shall execute all papers reasonably required to evidence such rights (all of Indemnitee’s reasonable Expenses, including attorneys’ fees and charges, related thereto to be reimbursed by or, at the option of Indemnitee, advanced by the Company).

14.      No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment to Indemnitee in respect of any Indemnifiable Losses to the extent Indemnitee has otherwise actually received and is entitled to retain payment (net of any Expenses incurred in connection therewith and any repayment by Indemnitee made with respect thereto) under any insurance policy, the Constituent Documents and Other Indemnity Provisions or otherwise (including from any entity or enterprise referred to in clause (i) of the definition of “Indemnifiable Claim” in Section 1(g)) in respect of such Indemnifiable Losses otherwise indemnifiable hereunder.

15.      Defense of Claims. Except for any Indemnifiable Claim asserted by or in the right of the Company (as to which Indemnitee shall be entitled to exclusively control the defense), the Company shall be entitled to participate in the defense of any Indemnifiable Claim or to assume the defense thereof, with counsel reasonably satisfactory to Indemnitee. The Company’s participation in the defense of any Indemnifiable Claim of which the Company has not assumed the defense will not in any manner affect the rights of Indemnitee under this Agreement, including Indemnitee’s right to control the defense of such Indemnifiable Claims. With respect to the period (if any) commencing at the time at which the Company notifies Indemnitee that the Company has assumed the defense of any Indemnifiable Claim and continuing for so long as the Company shall be using its reasonable best efforts to provide an effective defense of such Indemnifiable Claim, the Company shall have the right to control the defense of such Indemnifiable Claim and shall have no obligation under this Agreement in respect of any attorneys’ or experts’ fees or expenses or any other costs or expenses paid or incurred by Indemnitee in connection with defending such Indemnifiable Claim (other than such costs and expenses paid or incurred by Indemnitee in connection with any cooperation in the Company’s defense of such Indemnifiable Claim or other action undertaken by Indemnitee at the

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request of the Company or with the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed)); provided that if Indemnitee believes, after consultation with counsel selected by Indemnitee, that (a) the use of counsel chosen by the Company to represent Indemnitee would present such counsel with an actual or potential conflict, (b) the named parties in any such Indemnifiable Claim (including any impleaded parties) include both the Company and Indemnitee and Indemnitee shall conclude that there may be one or more legal defenses available to him or her that are different from or in addition to those available to the Company, or (c) any such representation by such counsel would be precluded under the applicable standards of professional conduct then prevailing, then Indemnitee shall be entitled to retain and use the services of separate counsel (but not more than one law firm plus, if applicable, local counsel in respect of any particular Indemnifiable Claim) at the Company’s expense. Nothing in this Agreement shall limit Indemnitee’s right to retain or use his or her own counsel at his or her own expense in connection with any Indemnifiable Claim; provided that in all events Indemnitee shall not unreasonably interfere with the conduct of the defense by the Company of any Indemnifiable Claim that the Company shall have assumed and of which the Company shall be using its reasonable best efforts to provide an effective defense. The Company shall not be liable to Indemnitee under this Agreement for any amounts paid in settlement of any threatened or pending Indemnifiable Claim effected without the Company’s prior written consent. The Company shall not, without the prior written consent of Indemnitee, effect any settlement of any threatened or pending Indemnifiable Claim to which Indemnitee is, or could have been, a party unless such settlement solely involves the payment of money (other than by Indemnitee) and includes a complete and unconditional release of Indemnitee from all liability on any claims that are the subject matter of such Indemnifiable Claim. Neither the Company nor Indemnitee shall unreasonably withhold, condition or delay its consent to any proposed settlement; provided that Indemnitee may withhold consent to any settlement that does not provide a complete and unconditional release of Indemnitee.

16.    Successors and Binding Agreement.

(a)      The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Indemnitee and his or her counsel, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including any person acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for purposes of this Agreement), but shall not otherwise be assignable or delegatable by the Company.

(b)      This Agreement shall inure to the benefit of and be enforceable by Indemnitee’s personal or legal representatives, executors, administrators, heirs, distributees, legatees and other successors.

(c)      This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or delegate this Agreement or any rights or

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obligations hereunder except as expressly provided in Sections 16(a) and 16(b). Without limiting the generality or effect of the foregoing, Indemnitee’s right to receive payments hereunder shall not be assignable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by Indemnitee’s will or by the laws of descent and distribution, and, in the event of any attempted assignment or transfer contrary to this Section 16(c), the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

17.      Notices. For all purposes of this Agreement, all communications, including notices, consents, requests or approvals, required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when hand delivered or dispatched by electronic or facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid or one business day after having been sent for next-day delivery by a nationally recognized overnight courier service, addressed to the Company (to the attention of the Secretary of the Company) and to Indemnitee at the applicable address shown on the signature page hereto, or to such other address as any party hereto may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

18.      Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State. The Company and Indemnitee each hereby irrevocably consent to the jurisdiction of the Chancery Court of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be brought only in the Chancery Court of the State of Delaware.

19.      Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstance shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent, and only to the extent, necessary to make it enforceable, valid or legal. In the event that any court or other adjudicative body shall decline to reform any provision of this Agreement held to be invalid, unenforceable or otherwise illegal as contemplated by the immediately preceding sentence, the parties thereto shall take all such action as may be necessary or appropriate to replace the provision so held to be invalid, unenforceable or otherwise illegal with one or more alternative provisions that effectuate the purpose and intent of the original provisions of this Agreement as fully as possible without being invalid, unenforceable or otherwise illegal.

20.      Miscellaneous. No provision of this Agreement may be waived, modified or discharged unless such waiver, modification or discharge is agreed to in writing signed by Indemnitee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral

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or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party hereto that are not set forth expressly in this Agreement.

21.    Legal Fees and Expenses; Interest.

(a)      It is the intent of the Company that Indemnitee not be required to incur legal fees and or other Expenses associated with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to Indemnitee hereunder. Accordingly, without limiting the generality or effect of any other provision hereof, if it should appear to Indemnitee that the Company has failed to comply with any of its obligations under this Agreement (including its obligations under Section 3) or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, Indemnitee the benefits provided or intended to be provided to Indemnitee hereunder, the Company irrevocably authorizes Indemnitee from time to time to retain counsel of Indemnitee’s choice, at the expense of the Company as hereafter provided, to advise and represent Indemnitee in connection with any such interpretation, enforcement or defense, including the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to Indemnitee’s entering into an attorney-client relationship with such counsel, and in that connection the Company and Indemnitee agree that a confidential relationship shall exist between Indemnitee and such counsel. The Company will pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by Indemnitee in connection with any of the foregoing to the fullest extent permitted or required by the laws of the State of Delaware in effect on the date hereof or as such laws may from time to time hereafter be amended to increase the scope of such permitted or required payment of such fees and expenses.

(b)      Any amount due to Indemnitee under this Agreement that is not paid by the Company by the date on which it is due will accrue interest at the maximum legal rate under Delaware law from the date on which such amount is due to the date on which such amount is paid to Indemnitee.

22.    Certain Interpretive Matters. Unless the context of this Agreement otherwise requires, (a) “it” or “its” or words of any gender include each other gender, (b) words using the singular or plural number also include the plural or singular number, respectively, (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (d) the terms “Section” or “Exhibit” refer to the specified Section or Exhibit of or to this Agreement, (e) the terms “include,” “includes” and “including” will be deemed to be followed by the words “without limitation” (whether or not so expressed), and (f) the word “or” is disjunctive but not exclusive. Whenever this Agreement refers to a number of days, such number will refer to calendar days unless business days are specified and whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time or by a particular date that ends or occurs on a non-business day, then such period or date will be extended until the immediately following business day. As used

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herein, “business day” means any day other than Saturday, Sunday or a United States federal holiday.

23.    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together shall constitute one and the same agreement.

[Signatures Appear on Following Page]

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IN WITNESS WHEREOF, Indemnitee has executed and the Company has caused its duly authorized representative to execute this Agreement as of the date below.

ABERCROMBIE & FITCH 6301 Fitch Path
New Albany, Ohio 43054

By:	/s/ Michael S. Jeffries
Michael S. Jeffries
Chief Executive Officer

Date:	11-7-14

Robert E. Bostrom
XXXX
XXXX
XXXX

By:	/s/ Robert E. Bostrom
Robert E. Bostrom

Date:	October 20, 2014

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EXHIBIT A

UNDERTAKING

This Undertaking is submitted pursuant to the Director and Officer Indemnification Agreement, dated as of                               ,                  (the “Indemnification Agreement”), between                             , a Delaware corporation (the “Company”), and the undersigned. Capitalized terms used and not otherwise defined herein have the meanings ascribed to such terms in the Indemnification Agreement.

The undersigned hereby requests [payment], [advancement], [reimbursement] by the Company of Expenses which the undersigned [has incurred] [reasonably expects to incur] in connection with                        (the “Indemnifiable Claim”).

The undersigned hereby undertakes to repay the [payment], [advancement], [reimbursement] of Expenses made by the Company to or on behalf of the undersigned in response to the foregoing request to the extent it is determined, following the final disposition of the Indemnifiable Claim and in accordance with Section 8 of the Indemnification Agreement, that the undersigned is not entitled to indemnification by the Company under the Indemnification Agreement with respect to the Indemnifiable Claim.

IN WITNESS WHEREOF, the undersigned has executed this Undertaking as of this        day of             ,             .

[Indemnitee]